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                                                                 Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                  FOR MORE INFORMATION, CONTACT:
October 26, 2004                        Erick J. Haynie, Attorney for
                                        Cell Tech International
                                        (503) 727-2000


COURT REDUCES JURY AWARD IN CELL TECH LAWSUIT

Klamath Falls, Oregon. October 26, 2004 - A Eugene judge on Friday substantially reduced a $166 million jury verdict rendered this summer against two directors of Cell Tech International in a lawsuit brought by Daryl Kollman, a former employee of the company. The ruling was in response to a series of motions filed by the defendants following the trial.

         The ruling was part of a written order issued by the judge, the Honorable Lyle C. Velure of Lane County, who presided over the 7-week trial. In the order, Judge Velure dismissed 8 of the 9 claims remaining in the case. The judge's ruling effectively reduced the verdict to $40 million.

         The ruling also confirmed the judge's prior bench ruling that Cell Tech itself has no liability to Kollman in this case.

         According to the ruling, the judge dismissed the 8 claims because there was either insufficient evidence to support them or because the claims failed for legal reasons. The dismissed claims included claims for wrongful termination, breach of contract, and breach of fiduciary duty. The dismissed claims also included several derivative claims, which Kollman brought on behalf of Cell Tech in his capacity as a shareholder.

         The single remaining claim relates to a financing transaction entered by the company in 1999. The defendants maintained that the transaction was necessary and appropriate to raise working capital for the business, while Kollman contended that the transaction unlawfully diluted his shares in the company. The judge's ruling lets stand the jury's verdict on that claim and the resulting judgment against the company's President and CEO and its Chairman of the Board..

         Milo Petranovich, an attorney for one of the directors, said, "We are pleased that the judge saw the error in the larger verdict against my client, but we are disappointed he let the other verdict stand, and we will appeal. Like the other eight claims which have now been dismissed, the one remaining claim is also without merit, and we are confident an appellate court will agree."

         The company's two directors may have the right to seek indemnity from Cell Tech for some or all of the judgment entered against them in this case.

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